Exhibit 99.1

Contact:
Darrel Slack
Chief Financial Officer
Centillium Communications, Inc.
(510) 771-3917
darrel@centillium.com

CENTILLIUM COMMUNICATIONS ANNOUNCES
FIRST QUARTER 2003 FINANCIAL RESULTS

Note: All financial results are reported in accordance with U.S. GAAP

FREMONT, Calif., April 30, 2003 - Centillium Communications, Inc. (Nasdaq: CTLM), innovator of broadband communications technology, today reported its first quarter 2003 financial results.

Revenues for the quarter ended March 31, 2003 were $27.8 million, an increase of 23.1% from revenues of $22.6 million for the first quarter of 2002, and a 12.7% increase from the $24.7 million of revenues for the fourth quarter of 2002.

Under generally accepted accounting principles (GAAP), the net loss for the first quarter of 2003 was $3.0 million, or $0.08 per share, compared with a net loss of $10.1 million, or $0.30 per share, for the first quarter of 2002 and a net loss of $10.4 million , or $0.30 per share, for the fourth quarter of 2002.

During the first quarter, the DSL services market in Japan added approximately 1.4 million new subscribers, for a total of 7.0 million lines in use at the end of March. The availability of higher bandwidth services in Japan, based on Centillium's eXtremeDSLTM technology, is helping to drive both new subscriber additions, as well as equipment upgrades, as consumers and businesses transition from slower 1.5 and 8 Mbps Internet connectivity to faster 12 Mbps DSL services.

"We are proud of both our OEM and service provider partners' successes with the launch of Centillium-enabled 12 Mbps DSL services in Japan. But our technology innovations have already continued beyond even 12 Mbps," commented Faraj Aalaei, CEO and Co-founder of Centillium. "In February, we introduced our Palladia™ 210 CPE chipset which provides data rates exceeding 20 Mbps. Furthermore, in March we announced eXtremeDSLMAX TM, a technology that provides DSL data rates of up to 50 Mbps. Utilizing eXtremeDSLMAX-enabled equipment, service providers will be able to provide subscribers with enhanced premium broadband services, such as HDTV and Video on Demand," continued Aalaei.

"Rounding out our recently announced technology innovations was the introduction of Entropia IIITM, our fourth-generation Voice-over-IP processor. Entropia III supports over 1,000 VoIP channels on a single chip. Its density, power characteristics, carrier-class echo cancellation capabilities and telephony features enable system vendors to develop scalable, cost effective gateway designs," concluded Aalaei.

A conference call discussing the first quarter 2003 results will follow this release at 2:30 p.m. Pacific time (5:30 p.m. Eastern time). An audio webcast of the call will be available simultaneously on Centillium's website under investor relations at www.centillium.com. A replay will also be available on the above website approximately two hours after the conclusion of the conference call.

About Centillium Communications

Centillium Communications, Inc. combines technical innovation and customer commitment to make broadband communications - in business and at home - a practical reality. The Company designs and markets communications chipsets for Digital Subscriber Line (DSL) central office and customer premises equipment and for carrier- and enterprise-class Voice over Packet (VoP) gateways and switches. The Centillium Communications headquarters are located at 47211 Lakeview Blvd., Fremont, CA 94538. Additional information is available at www.centillium.com.

Forward Looking Statements

Except for statements of historical fact, this release includes statements that are forward-looking statements within the meaning of U.S.Federal securities laws, including statements relating to the introduction of Centillium's Palladia 210 and Entropia III products and eXtremeDSLMAX technology and the expected internet subscriber additions and equipment upgrade rates in Japan. Actual results may differ materially from those indicated by such forward-looking statements based on a variety of risks and uncertainties, including without limitation the risks and uncertainties relating to rate and breadth of deployment of broadband access in general and Centillium's DSL technology solutions in particular; the effects of the introduction of additional DSL standards in Japan, including whether the version of DSL employed by the Company will remain dominant; Centillium's ability to continue and expand on its relationships with communications equipment manufacturers; and the successful development and market acceptance of Centillium's new products and technology. Centillium undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this press release. Information about potential factors that could affect Centillium's financial results is included in Centillium's Annual Report on Form 10-K/A and in other documents on file with the Securities and Exchange Commission.

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Centillium Communications, Palladia, eXtremeDSL, eXtremeDSLMAX, Entropia III, and the Centillium Logo are trademarks of Centillium Communications, Inc.

Copyright 2003 Centillium Communications, Inc. All rights reserved.

Centillium Communications, Inc.
Condensed Consolidated Statements of Operations - Unaudited
(In thousands, except per share data)

                                              For the Three Months Ended
                                            -------------------------------
                                             3/31/03   12/31/02    3/31/02
                                            ---------  ---------  ---------
Net revenues                               $  27,829  $  24,689  $  22,606
Cost of revenues                              14,276     13,602     12,066
                                            ---------  ---------  ---------
Gross profit                                  13,553     11,087     10,540
  Gross profit margin                           48.7%      44.9%      46.6%

Operating expenses:
Research and development                      11,585     11,442     13,609
Sales and marketing                            2,789      2,738      4,898
General and administrative                     2,380      1,914      3,043
Amortization of
acquisition related intangibles                   42         42         42
Impairment of goodwill                            --      5,835         --
                                            ---------  ---------  ---------
Total operating expenses                      16,796     21,971     21,592
                                            ---------  ---------  ---------
Operating loss                                (3,243)   (10,884)   (11,052)

Interest and other, net                          324        339        510
Gain on non-current investment                    --         --        440
                                            ---------  ---------  ---------
Loss before income taxes                      (2,919)   (10,545)   (10,102)

Provision for (benefit from)
income taxes                                      41       (152)        24
                                            ---------  ---------  ---------
Net loss                                   $  (2,960) $ (10,393) $ (10,126)
                                            =========  =========  =========

Basic and diluted net loss per share       $   (0.08) $   (0.30) $   (0.30)
                                            =========  =========  =========

Weighted average shares of common
stock outstanding used in computing
basic and diluted net loss per share          35,235     34,967     34,294
                                            =========  =========  =========
  The three months ended 3/31/03 include expenses of (i) $301,000 for amortization of deferred stock compensation and (ii) $245,000 for restructuring charges.
  The three months ended 12/31/02 include expenses of (i) $1,106,000 for amortization of deferred stock compensation and (ii) $125,000 for restructuring charges.
  The three months ended 3/31/02 include expenses of (i) $1,811,000 for amortization of deferred stock compensation and (ii) $307,000 for stock based compensation and related payroll tax expense.

Centillium Communications, Inc.
Summary Financial Data - Unaudited
(In thousands)

                                                            March 31,    December 31
                                                               2003          2002
                                                           ------------  ------------
Balance Sheet Data:
 Cash, cash equivalents and short-term investments        $     99,526  $    102,002
 Accounts receivable, net                                        6,842         2,864
 Inventories                                                     2,195         4,130
 Other assets                                                   12,503        13,443
                                                           ------------  ------------
 Total assets                                             $    121,066  $    122,439
                                                           ============  ============

 Accounts payable                                         $      7,384  $      8,485
 Accruals and other current liabilities                         22,211        19,338
 Other long-term liabilities                                       240           793
                                                           ------------  ------------
 Total liabilities                                              29,835        28,616

 Total stockholders' equity                                     91,231        93,823
                                                           ------------  ------------
 Total liabilities and stockholders' equity               $    121,066  $    122,439
                                                           ============  ============